UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	August 6, 2007

FOAMEX INTERNATIONAL INC.

(Exact name of registrant as specified in charter)

Delaware	0-22624	05-0473908

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1000 Columbia Avenue
Linwood, Pennsylvania 19061

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	(610) 859-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Robert M. Larney as Executive Vice President and Chief Financial Officer

On August 6, 2007, Mr. Robert M. Larney commenced employment with Foamex International Inc. (the “Company”). He will assume the position of Executive Vice President and Chief Financial Officer of the Company effective August 13, 2007.

From 2000 to July 2007, Mr. Larney held several positions with subsidiaries of the Rieter Group, including Executive Vice President and Chief Financial Officer of Business Group America of Rieter Automotive Systems from 2004 to July 2007, and Vice President and Chief Financial Officer of both Magee Rieter Automotive Systems and Magee Industrial Enterprises from 2000 to 2004. From 1996 to 2000, Mr. Larney served as the Chief Financial Officer of Lutron Electronics Company, Inc. From 1986 to 1996, Mr. Larney held several positions at Ingersoll-Rand Company, most recently as Treasurer, Ingersoll-Rand Canada and Ingersoll-Rand Japan. From 1981 to 1986, Mr. Larney held several positions in the finance area at FMC Corporation.

Employment Agreement with Robert M. Larney – Restricted Stock Grant. Mr. Larney has entered into an employment agreement with the Company and Foamex L.P., dated August 6, 2007 (the “Agreement”). Under the Agreement, Mr. Larney will serve as Executive Vice President and Chief Financial Officer of the Company, effective August 13, 2007. The initial term of Mr. Larney’s employment will commence on August 13, 2007 and continue through December 31, 2009, subject to automatic one-year extensions, unless either party gives prior written notice of the decision not to extend the employment term at least 45 days in advance of the expiration date then in effect (a “non-renewal notice”). Mr. Larney is entitled to receive an annual base salary of $375,000 during his term of employment, subject to increase by the Company. In addition, he is entitled to earn bonus awards in accordance with the incentive programs in effect at that time with a target bonus opportunity of 50% of his annual base salary. Pursuant to the Agreement, Mr. Larney was granted an option to purchase 11,338 shares of the Company’s common stock at an exercise price of $8.00 per share, the closing price of the Company’s common stock on his first day of employment. The option vests ratably over a period of four years. Mr. Larney is also entitled to participate in other Company plans available to senior executives. The Company will provide a car allowance of $1,200 per month to Mr. Larney.

If Mr. Larney’s employment is terminated by the Company for reasons other than “Cause” or “Disability” (each as defined in the Agreement) or death, and such termination is not made as a result of a Company non-renewal notice of the Agreement or if Mr. Larney terminates his employment for “Good Reason” (as defined in the Agreement), he will, subject to his execution of a general release of the Company, receive (1) a cash payment equal to the sum of his base salary plus his target bonus, (2) payment of a pro-rated bonus in cash for the year of termination, (3) accelerated vesting of the portion of his equity awards that would have vested during the one year period following the date of termination, which awards will remain exercisable until the earlier of the six month anniversary of the date his employment terminates and the remainder of their original terms and (4) continued participation under the Company’s medical and dental plans for 12 months.

In the event Mr. Larney’s employment is terminated on December 31, 2009 following a Company non-renewal notice, Mr. Larney is entitled to receive (1) a cash payment equal to the sum of his base salary plus his target bonus, (2) payment of a pro-rated bonus in cash for the year of termination, (3) accelerated vesting of the portion of equity awards made to Mr. Larney in 2007 that would have vested during the one year period following the date of termination, which awards will remain exercisable until the earlier of the six month anniversary of the date his employment terminates and the remainder of their original terms and (4) continued participation under the Company’s medical and dental plans for 12 months.

In the event Mr. Larney’s employment is terminated on account of death or “Disability,” Mr. Larney or, if applicable, his estate is entitled to (1) payment of a pro-rated bonus in cash for the year of termination and (2) continued participation under the Company’s medical and dental plans for 12 months and (3) accelerated vesting of the portion of his 2007 equity awards that would have vested during the one year period following the date of termination, which awards will remain exercisable until the earlier of the six month anniversary of the date his employment terminates and the remainder of their original terms.

Upon the occurrence of a “Change in Control” (as defined in the Agreement), all outstanding equity and long-term incentive awards will immediately vest in a manner that enables Mr. Larney to participate in the “Change in Control” transaction. In addition, Mr. Larney is entitled to receive a tax gross-up payment with respect to any change of control payments that would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and any similar tax imposed by another U.S. jurisdiction.

Under the Agreement, the Company has also agreed to indemnify Mr. Larney for actions in his Company capacities to fullest extent permitted by applicable law, and Mr. Larney agreed to certain non-competition, non-solicitation and confidentiality covenants.

In addition, Mr. Larney was granted, effective on the date of his commencement of employment, 7,570 shares of restricted stock that vest ratably over a period of three years, provided that certain financial targets of the Company are met. In the event such financial targets are not met for a particular year, the applicable restricted stock will be forfeited.

ITEM 8.01 – Other Events.

On August 7, 2007, Foamex International Inc. issued a press release announcing the employment of Robert M. Larney as Executive Vice President and Chief Financial Officer, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

ITEM 9.01 – Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release, dated August 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2007

FOAMEX INTERNATIONAL INC.

By:	/s/ Gregory J. Christian
Name:	Gregory J. Christian
Title:	President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated August 7, 2007.